Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE (650) 251-5002

DIRECT DIAL NUMBER	E-MAIL ADDRESS

March 14, 2013

CBRE Group, Inc.

CBRE Services, Inc.

11150 Santa Monica Boulevard

Suite 1600

Los Angeles, CA 90025

Ladies and Gentlemen:

We have acted as counsel to CBRE Group, Inc., a Delaware corporation (“Parent”), CBRE Services, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-3 Registration No. 333-178800 (as amended by Post-Effective Amendment No. 1 thereto, the “Registration Statement”), including the prospectus constituting a part thereof dated December 29, 2011, and the prospectus supplement dated March 11, 2013 to such prospectus (together, the “Prospectus”) filed by Parent, the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $800,000,000 aggregate principal amount of 5.00% Senior Notes due 2023 (the “Securities”) and the issuance by Parent and the Subsidiary Guarantors of guarantees (the “Guarantees”) with respect to the Securities. The Securities and the Guarantees will be issued under an Indenture, dated as of March 14, 2013 (the “Base Indenture”), among Parent, the Company, the Subsidiary

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Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto, dated as of March 14, 2013 (together with the Base Indenture, the “Indenture”), among Parent, the Company, the Subsidiary Guarantors and the Trustee.

We have examined the Registration Statement. We have also examined the Indenture and the Underwriting Agreement, dated March 11, 2013 (the “Underwriting Agreement”), among Parent, the Company, the Subsidiary Guarantors and the Underwriters named therein. In addition, we have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of Parent, the Company and the Subsidiary Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

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Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	Upon the due execution, authentication, issuance and delivery of the Securities in accordance with the Indenture, and upon payment of the consideration therefor provided for in the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	Upon the due execution, authentication, issuance and delivery of the Securities underlying the Guarantees, and upon payment of the consideration therefor provided for in the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of Parent and the Subsidiary Guarantors enforceable against Parent and the Subsidiary Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We have relied upon, insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of (i) the State of Texas, the opinion of Winstead PC, counsel to CBRE Capital Markets, Inc. and CBRE Capital Markets of Texas, LP, (ii) the State of Wisconsin, the opinion of Quarles & Brady LLP, counsel to The Polacheck Company, Inc. and (iii) England and Wales, the opinion of Wragge & Co. LLP, counsel to CB/TCC Global Holdings Limited, in each case, dated the date hereof and filed as an exhibit to a Current Report on Form 8-K of Parent filed with the Commission.

We do not express any opinion herein concerning any law other than (i) the federal law of the United States, (ii) the California General Corporation Law, (iii) the Delaware General Corporation Law, (iv) the Delaware Limited Liability Company Act, (v) the law of the State of New York, and (vi) to the extent set forth herein, the laws of the State of Texas, the State of Wisconsin and England and Wales.

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We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of Parent filed with the Commission and the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Subsidiary Guarantors

Name of Subsidiary Guarantor	Jurisdiction of Formation
1. CBRE, Inc.	Delaware
2. CBRE Partner, Inc.	Delaware
3. CBRE Clarion CRA Holdings, Inc.	Delaware
4. CBRE Clarion REI Holding, Inc.	Delaware
5. CBRE Global Investors, Inc.	California
6. CBRE Global Investors, LLC	Delaware
7. CB HoldCo, Inc.	Delaware
8. CB/TCC Global Holdings Limited	United Kingdom
9. CB/TCC Holdings LLC	Delaware
10. CB/TCC, LLC	Delaware
11. CBRE-Profi Acquisition Corp.	Delaware
12. CBRE Capital Markets of Texas, LP	Texas
13. CBRE Capital Markets, Inc.	Texas
14. CBRE Government Services, LLC	Delaware
15. CBRE Loan Services, Inc.	Delaware
16. CBRE Technical Services, LLC	Delaware
17. CBRE/LJM Mortgage Company, L.L.C.	Delaware
18. Insignia/ESG Capital Corporation	Delaware
19. The Polacheck Company, Inc.	Wisconsin
20. Trammell Crow Company, LLC	Delaware
21. Trammell Crow Development & Investment, Inc.	Delaware